Exhibit 23.4

EMPIRE
VALUATION CONSULTANTS, LLC

PRIVATE & CONFIDENTIAL

April 2, 2007

Mr. Francis J. Leonard
Chief Financial Officer
LifeWatch Corp.
1351A Abbott Court
Buffalo Grove, Illinois 60089

Re:    Written Consent to reference Empire Valuation Consultants, LLC valuation in Form S-1 filing of LifeWatch Corp.

Dear Mr. Leonard:

We hereby consent to the inclusion in the registration statement on Form S-1 of LifeWatch Corp. for the registration of shares of its common stock and any amendment thereto (the "Registration Statement") of references to our reports relating to the valuation of the common stock of LifeWatch Corp. and to references to our firm's name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Empire Valuation Consultants, LLC

/s/ MARK SHAYNE By: Mark Shayne, ASA, CPA, ABV Title: Managing Director
350 Fifth Avenue, Suite 5513 New York, NY 10118	Tel: (212) 714-0122	empireval.com

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